Exhibit 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation or Organization
TTM Digital Assets & Technologies, Inc.*	Nevada
Sysorex Government Services, Inc.*	Virginia

*	100% owned by Sysorex, Inc.